SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a)
              of the Securities Exchange Act of 1934


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                    AGE High Income Fund, Inc.

         (Name of Registrant as Specified In its Charter)

                    AGE High Income Fund, Inc.

            (Name of Person(s) Filing Proxy Statement)


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April 20, 1995

Dear Franklin AGE High Income Fellow Shareholder:

In February 1995, Franklin's AGE High Income Fund shareholders received proxy materials containing four proposals, one of which requested shareholder approval for the fund to offer additional classes of shares. Since our records indicate that you abstained from voting on this issue, we would like to again explain the proposal and encourage you to reconsider and cast your vote with the fund's management. The adjourned annual meeting of shareholders will be held at the offices of the Fund, 777 Mariners Island Blvd., San Mateo, California, at 10:00 a.m., Pacific time, on May 12, 1995.

Multi-class shares offer investors an additional method of
purchasing the fund.   If the proposal is approved, each class of
shares will be invested in the same portfolio of securities. It is important to note that a multi-class share pricing structure will not affect your current investment, increase your expenses, or
dilute your voting rights.   In fact, management believes that the
addition of other classes of shares will attract new shareholders to the fund, maintaining or increasing the fund's asset base. As fund assets increase, fixed costs can be spread over a larger asset base which results in further economies of scale and lower costs to all shareholders.

The fund's Board of Directors carefully reviewed the multi-class share proposal and believe its adoption will benefit both existing
and new shareholders.   A representative of Shareholder
Communications Corporation (SCC), an outside proxy solicitation firm, may be contacting you within the next few weeks. If you choose to change your vote from "abstain" to "in favor," the SCC representative will be able to take your vote over the telephone.

If you would prefer to contact SCC yourself, you may do so by any of the following methods:

     1) Mail. Sign and date the enclosed card and return it in the postage-paid envelope.
     2) Fax. Sign and date your card and fax it toll-free to 800-773-1885, 24 hours a day.
     3) Telephone. Call 800-773-8481 and an operator will take your vote or answer your questions between the hours of 9:00 a.m. and 11:00 p.m. EDT.

We appreciate your continued support of Franklin's AGE High Income Fund. Please contact a Franklin Templeton Shareholder Services
Representative at 1-800-632-2301 with any questions regarding the proposal or your investment.

Sincerely,

/s/ Rupert H. Johnson, Jr.
Rupert H. Johnson, Jr.
President and Director, Franklin's AGE High Income Fund, Inc.